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                                 EXHIBIT 10.10













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WYANT CORPORATION (logo)


                                                                August 14, 1997.

PERSONAL AND CONFIDENTIAL

Mr. Robert E. Briggs,
President,
Wyant Health Care,
100 Readington Road,
Somerville, N.J.  08876
U.S.A.

Dear Bob,

     This letter will constitute our agreement that (1) if any time during the three months following a sale of all or substantially all of the assets of the Wyant Health Care Division you are terminated without cause by the buyer of such assets or (2) if at the time of such sale you decline any offer of employment made to you by such buyer, Wyant Corporation will pay you for services rendered in an amount equal to one year's salary based on your salary level then in effect, such payment to be made on the last day of your employment with the Wyant Health Care Division or such buyer as the case may be.

     Nothwithstanding the above, no payment shall be due to you if you resign following acceptance of any such offer of employment by such buyer, die or become disabled or are terminated for cause by such buyer.

                                                   Yours sincerely,

                                                   WYANT CORPORATION


                                                   Donald C. MacMartin,
                                                   Chairman and Chief
                                                   Executive Officer.